EXHIBIT 21

SUBSIDIARIES OF BNC BANCORP

Name	Jurisdiction
Bank of North Carolina	North Carolina
Bank of North Carolina Capital Trust I	Delaware
Bank of North Carolina Capital Trust II	Delaware
Bank of North Carolina Capital Trust III	Delaware
Bank of North Carolina Capital Trust IV	Delaware
Southcoast Capital Trust III	Delaware
Valley Financial (VA) Statutory Trust I	Connecticut
Valley Financial (VA) Statutory Trust II	Connecticut
Valley Financial Statutory Trust III	Delaware
BFNM Building, LLC	South Carolina